Exhibit 10.1
AGREEMENT & RELEASE
     GenCorp Inc. (Company) and William A. Purdy, Jr. (Employee) have entered into this Agreement & Release (Agreement & Release) to agree to Employee’s resignation as an officer of the Company, to establish Employee’s continued employment duties and to settle all issues between the parties hereto. Except to the extent governed by federal law, this Agreement & Release shall be governed by the statutes and common law of California, excluding any that mandate the use of another jurisdiction’s laws.
RECITALS
A.	Effective March 11, 2002, Employee commenced employment with the Company in the position of President, Real Estate and has been continuously employed in that position since that time.

B.	The Company desires to reassign Employee and establish new duties for Employee.

Accordingly, the Company and Employee agree as follows:
          Section 1 — Resignation as Officer; Other Agreements
          (a) Resignation as Officer: Effective on January 29, 2007 (Effective Date), Employee will resign his position as Vice President of the Company and President, Real Estate and will assume the new position and duties described in Section 2(a) hereof.
          (b) Resignation of Employment: Unless this Agreement & Release is earlier terminated, effective June 30, 2008, Employee will resign from all employment with the Company, and on such date, or if earlier, his last day of employment (Termination Date), Employee will re-execute this Agreement & Release after which the Company will provide the consideration described more fully in Section 2(d)(ii) hereof.
          (c) Re-Execution of Agreement & Release: Employee agrees that his re-execution of this Agreement & Release shall update this Agreement & Release to waive any Claims (as defined in Section 5(b) hereof) that may have accrued since Employee first executed this Agreement & Release.
          (d) Termination of Severance Agreement: In consideration of the benefits and payments made to Employee under this Agreement & Release as provided in Section 2 hereof, and in consideration of the additional amount of $1,000 to be paid to Employee within fifteen (15) days after the Effective Date as well as other good and valuable consideration, Employee hereby agrees that that certain Severance Agreement by and between the Company and Employee signed on August 28, 2006 but effective as of January 1, 2006 (Change in Control Agreement), is hereby terminated as of the Effective Date, and Employee shall have no rights under the Change in Control Agreement after the Effective Date, and such Change in Control Agreement shall be null and void as of the Effective Date.

          Section 2 — Benefits and Consideration for Release
     If Employee signs and does not revoke this Agreement & Release, then in return for the promises and acknowledgements herein, the Company will provide Employee with the following consideration, amounts and/or benefits set forth in this Section 2, which consideration is conditioned on Employee’s promise to re-execute this Agreement & Release on the Termination Date:
          (a) New Duties: Commencing on the Effective Date, Employee will be re-assigned to a new position with the Company, the duties of which are set forth on Schedule A attached hereto and made a part hereof (Duties). Employee agrees to use his reasonable commercial efforts to carry out his Duties. Employee will report to the Company’s Chief Executive Officer or his designee.
          (b) Pre-Termination Consideration: Commencing on the Effective Date, Employee will receive salary (at the rates specified below) less appropriate deductions, and pro-rated for any partial months, which shall be paid on the Company’s regular paydays, through June 30, 2008 or, if earlier, the Termination Date. Subject to the provisions of Section 5(f) hereof, prior to the Termination Date, salary will be paid at the rate of (i) $24,167 per month during the period commencing on the Effective Date and ending on the March 31, 2008, and (ii) $17,500 per month during the period commencing on April 1, 2008 and ending on June 30, 2008. Except as otherwise noted herein, until the Termination Date, Employee will continue to be eligible to participate in all applicable Company medical, dental, vision, life insurance, healthcare spending account, retirement and benefit restoration plans, as well as any other benefits provided by the Company, in which Employee participated prior to the Effective Date.
          (c) Accrued Vacation Pay: Within fifteen (15) days after the Effective Date, the Company will pay to Employee a lump sum amount, less applicable withholding taxes and other deductions equal to the amount of his vacation pay accrued through the Effective Date.
          (d) Cash Payments:
               (i) Employee will receive a lump sum payment of $2,500 within fifteen (15) days after Employee first executes this Agreement & Release.
               (ii) Upon the Termination Date and re-execution of this Agreement & Release, the Company will pay Employee $20,000 unless Employee thereafter properly revokes his waiver of ADEA claims in accordance with Section 5(f) hereof, in which case the portion of such payment being paid for his ADEA waiver (as specified in Section 5(f) hereof) shall not be paid.
          (e) Golf Membership: Within fifteen (15) days after the Effective Date, Employee shall pay to the Company the amount of $30,000 in payment for that certain golf membership owned by the Company pursuant to that certain Subscription Agreement by and between the Company and Granite Bay Golf Club, Inc. dated November 2002 and related documents (the “Membership”), to the extent the Membership allows such transfer. Employee and the Company agree to execute any and all documents necessary to transfer the Membership to Employee to the extent the Membership allows such transfer. Employee shall be responsible for any taxes associated with such transfer.

          (f) Unvested Equity: As of the Effective Date, the equity awards previously awarded to Employee that remain unvested as set forth on Schedule B attached hereto and made a part hereof shall be forfeited by Employee. Within fifteen (15) days after Employee first executes this Agreement & Release, the Company shall pay to Employee the amount of $62,500 in consideration for forfeiting and cancelling all such unvested awards and Employee shall have no rights to any of such awards. Employee and the Company agree to execute any and all documents necessary to accomplish the forfeiture and cancellation of such awards. Nothing in this Agreement & Release is intended to diminish or alter any rights Employee may have in any vested equity awards (e.g. stock and/or stock options) that vested and became non-forfeitable prior to the Effective Date.
          Section 3 — Benefits After the Effective Date
          (a) Compensation and Benefit Plans Terminating on the Effective Date: Notwithstanding anything contained in this Agreement & Release to the contrary, Employee will not participate under any stock option, bonus, incentive compensation, or commission plan of the Company or any affiliate following the Effective Date. Employee acknowledges and understands that, following the Effective Date, he will not be eligible for any future grants of stock options, stock appreciation rights, stock grants or other equity based compensation, whether non-qualified, restricted or other.
          (b) Compensation and Benefit Plans Terminating on the Termination Date: Employee will not participate in any medical, dental, vision, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate following the Termination Date. Thereafter, Employee will have no rights under any of those plans, except as follows:
               (i) Group Insurance: Employee will have his legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which he participates.
               (ii) Retirement Benefits: Employee will retain his vested benefits under all qualified and non-qualified retirement plans of the Company and all rights associated with such benefits, as determined under the official terms of those plans.
          (c) Payments under this Agreement & Release: Payments made under this Agreement & Release (other than payments of salary as provided in Section 2(b) hereof; if applicable, payments of salary as provided in Section 4(b) hereof; and payments for accrued vacation as provided in Section 2(c) hereof) will not be included in Employee’s compensation for purposes of calculating the benefits to which he is entitled under any employee benefit program, notwithstanding anything in it to the contrary.
          (d) Vacation: Following the Effective Date, Employee will no longer accrue any vacation.
          Section 4 — Termination of Employment Prior to June 30, 2008
          (a) Termination: The Company and Employee agree that, regardless of any other provision herein, Employee’s employment hereunder may be terminated under the following circumstances. However, the Company and Employee agree that if employment is terminated under the following circumstances, this Agreement & Release is not cancelled and the consideration provisions below provide Employee’s exclusive remedy for termination of employment:
               (i) Death. Employee’s employment with the Company shall terminate upon his death;
               (ii) Termination by Company for Cause. Upon fifteen (15) days written notice to Employee, and subject to Employee’s right to cure as described in Section 4(b)(iii) hereof, the Company may terminate Employee’s employment with the Company for Cause (as defined below);
               (iii) Termination by Company without Cause. Upon written notice to Employee, the Company may terminate Employee’s employment with the Company without Cause;
               (iv) Termination by Employee for Good Reason. Upon fifteen (15) days written notice to the Company, and subject to the Company’s right to cure as described in Section 4(b)(iv) hereof, Employee may terminate his employment with the Company for Good Reason (as defined below); or
               (v) Termination by Employee without Good Reason. Upon written notice to the Company, Employee may terminate his employment with the Company without Good Reason.
          (b) Consideration Upon Termination:
               (i) Termination by the Company without Cause or by Employee for Good Reason or by Employee’s Death. If prior to June 30, 2008, (1) the Company terminates Employee’s employment without Cause, (2) Employee resigns his employment for Good Reason (subject to the Company’s right to cure described in Section 4(b)(iv) hereof), or, (3) Employee’s employment is terminated by his death, then upon re-execution of the Agreement & Release by Employee (or his legal representative as the case may be) after such termination as provided in Section 2(d) hereof, the Company shall pay to Employee (or his estate as applicable) not later than fifteen (15) days following the date of such termination an amount equal to (i) the total amount of salary and accrued vacation payments required under Sections 2(b) and 2(c) hereof, less (ii) any salary or accrued vacation amounts already paid under Sections 2(b) and 2(c) hereof after the Effective Date; and any amounts due and payable under Sections 2(d) and 2(f) hereof.
               (ii) Termination by the Company with Cause or by Employee for any reason except Good Reason. Subject to Employee’s right to cure described in Section 4(b)(iii) hereof, if, before June 30, 2008, Employee’s employment is terminated by the Company with Cause or by Employee for any reason other than Good Reason, the Company shall have no further obligation to Employee for any benefits under Sections 2(b) and 2(d) hereof.
               (iii) Definition of Cause. For purposes of this Agreement & Release, “Cause” means that Employee shall have committed:

a.	a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any subsidiary;

b.	intentional wrongful damage to property of the Company or any subsidiary; or

c.	intentional wrongful disclosure of information of the Company or any subsidiary that Employee knows or reasonably should have known is confidential.
     In the event that the Company gives Employee written notice that it intends to terminate Employee’s employment for Cause, then in such written notice the Company shall set forth the basis for its conclusion that it has Cause to terminate Employee’s employment. Employee shall thereafter have fifteen (15) days within which to cure the conduct alleged to be Cause for termination and/or to demonstrate to the Company’s satisfaction, which satisfaction shall not unreasonably be withheld, why no Cause for termination exists.
   (iv) Definition of Good Reason. For purposes of this Agreement & Release, “Good Reason” means:
a.	a significant increase in, or significant adverse change in the nature or scope of, the Duties;

b.	conduct by the Company that otherwise would support a claim of “constructive discharge” within the meaning of California law; or

c.	material breach by the Company of any of its obligations under this Agreement & Release including, but not limited to, a failure to pay when due any of the amounts under Sections 2(b)-(d) and Section 2(f), inclusive.
     In the event that Employee gives the Company written notice that he intends to terminate his employment for Good Reason, then in such written notice Employee shall set forth the basis for his conclusion that he has Good Reason to terminate his employment. The Company shall thereafter have fifteen (15) days within which to cure the conduct alleged to be Good Reason for termination and/or to demonstrate to Employee’s satisfaction, which satisfaction shall not unreasonably be withheld, why no Good Reason for termination exists.
   (v) No Termination Without Cause Period. Prior to September 30, 2007, the Company may not terminate Employee’s employment hereunder, except for Cause. If, prior to September 30, 2007, Employee terminates his employment hereunder for Good Reason, then such termination shall be deemed to have occurred and to be effective no earlier than September 30, 2007.

          Section 5 — Employee Release
          (a) In General: Employee irrevocably and unconditionally releases all the claims described in Section 5(b) hereof that he may now have against the Released Parties listed in Section 5(d) hereof.
          (b) Claims Released: The claims released under Section 5(a) hereof include all known and unknown claims, promises, causes of action, or similar rights of any type that Employee presently may have (Claims) with respect to any Released Party listed in Section 5(d) hereof. Employee understands that the Claims he is releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, and any of those characteristics.
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters, the California Workers’ Compensation Act, and any applicable California Industrial Welfare Commission order.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Sections 2(b), 3(b), 5(e) or 5(f) hereof): (i) Claims that in any way relate to or arose during Employee’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims Employee is releasing; or (v) any rights under the Change in Control Agreement described in Section 1(d) hereof.
          (c) Unknown Claims: Employee expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims (such as California Civil Code Section 1542), and understand that this Release extends to unknown claims as well.
          (d) Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Section 5(d), and their successors.
          (e) Claims Not Released and Excluded Claims: This Agreement & Release does not release: (i) any rights or claims that arise after the Effective Date until Employee re-executes this Agreement & Release as provided in Section 1(b) hereof; (ii) any rights or claims that arise after the Termination Date; or (iii) Employee’s right to enforce this Agreement & Release. Excluded from the general releases above are any claims or rights that cannot be waived by law including, but not limited to, Employee’s right to be indemnified by Company as provided in California Labor Code § 2802. Also excluded from the general release is Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee understands, however, that he is waiving, and hereby does, waive the right to recover any money in connection with such a charge or investigation.
          (f) Revocation Rights of ADEA Waiver:
          (1) Revocation Following Execution Date: Employee understands that he may revoke this Agreement & Release, including the waiver of ADEA claims in Sections 5(b) and 7(b) hereof within seven (7) days after first executing this Agreement & Release. The last day on which this Agreement Release can be revoked is called the “Last Revocation Day.” Revocation can be made by delivering a written notice of revocation to:
Mark A. Whitney
Senior Vice President, Law
GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853-7012

(courier service — Highway 50 & Aerojet Road
Rancho Cordova, CA 95742)
Tel: (916) 351-8652
Fax: (916) 351-8665
For this revocation to be effective, it must be received no later than the close of business on the Last Revocation Day. If Employee revokes, this Agreement & Release shall not be effective and Employee will not receive the benefits described in Section 2 hereof (other than those benefits required to be provided to Employee by law (e.g. payment of accrued vacation). If Employee does not revoke this Agreement & Release, it shall go into effect on the day after the Last Revocation Day and the benefits described in Section 2 shall be provided, subject to the provisions of Section 5(f)(2) hereof.
          (2) Revocation Following Termination Date: Employee further understands that within seven (7) days after re-executing this Agreement & Release following the Termination Date, Employee has a right to revoke only the portion of the Agreement & Release covering the waiver of ADEA claims in Sections 5(b) and 7(b) hereof arising after the Effective Date but before the Termination Date. Employee acknowledges that seventy five percent (75%) of the consideration paid under Section 2(d) hereof is to induce him to release any claims he may have under the Age Discrimination in Employment Act (ADEA). If Employee properly revokes his waiver of ADEA claims in accordance with this Section 5(f)(2), the portion of each such payment being paid for his ADEA waiver under Section 2(d)(ii) hereof (as specified in this Section 5(f)(2)) shall not be paid, in which case he will not receive the amounts or benefits that are being paid to for his release of ADEA claims and his agreement to release ADEA claims will never go into effect. Employee acknowledges that his waiver of ADEA claims under those sections constitutes an entirely separate agreement from the balance of this Agreement & Release (including those sections to the extent they waive non-ADEA claims).
          Section 6 — Company Release
     The Company, on behalf of itself and the other Released Parties:
     (i) irrevocably and completely releases Employee, his heirs, administrators, executors, successors and assigns, from any and all known and unknown claims, promises, causes of action, damages, costs, liabilities or similar rights of any type that the Company and Released Parties now have or may have had against Employee at any time up to the Effective Date;
     (ii) acknowledges and agrees that delivery to Employee of the final payment required to be made pursuant to Section 2(d)(ii) will be deemed to update this Company Release to waive any claims that the Company and Released Parties may have accrued since the Company first executed this Agreement & Release; and
     (iii) expressly waives all rights the Company and the Released Parties might have under any law that is intended to protect them from waiving unknown claims (such as California Civil Code Section 1542).

          Section 7 — Promises
          (a) Employment Termination: Employee agrees that his employment with the Company and its affiliates will end on the Termination Date and that he is accepting payments and benefits under this Agreement & Release in lieu of any other rights or benefits to which he possibly could be or become entitled as a result of his continued employment with the Company.
          (b) Pursuit of Claims: Neither party hereto has filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim released in Section 5 or 6 (as applicable) hereof, and each party hereto promises never to do so in the future, whether as a named plaintiff, class member, or otherwise. Employee promises to request any administrative agency or other body assuming jurisdiction of any such lawsuit on his behalf, to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude Employee from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as Employee does not seek any damages, remedies, or other relief recovery of which has been released by virtue of this Agreement & Release. This Section 7(b) shall not prohibit Employee from challenging the validity of the ADEA Claim release in Section 5(b) hereof. If Employee is ever awarded or recovers any amount as to a Claim Employee has purported to waive in this Agreement & Release, Employee agrees that the amount of the award or recovery shall be reduced by the amounts Employee was paid under this Agreement & Release, increased appropriately for the time value of money, using an interest rate of ten percent (10%) per annum. To the extent such a setoff is not effected, Employee promises to pay, or assign to the Company his right to receive, the amount that should have been set off. Employee promises never to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.
          (c) Company Property and Debts: On or before the Termination Date, or earlier at the request of the Company, Employee will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in his possession or control and will have cleared all expense accounts, repaid everything he may owe to the Company or any Released Party, paid all amounts he may owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.
          (d) Taxes: Employee acknowledges that he is responsible for paying any taxes on amounts he actually or constructively receives as a result of this Agreement & Release. Employee agrees that the Company is to report such payments to tax authorities and to withhold taxes from them as it determines it is legally required to do.
          (e) Ownership of Claims: The parties represent that they have not assigned or transferred any claim they are purporting to release, nor have they attempted to do so.
          (f) Non-admission of Liability: Nothing in this Agreement & Release is intended to be or should be construed as an admission of wrongdoing or liability by either party hereto.

          (g) No Disparagement or Harm: The parties hereto agree not to criticize, denigrate, or otherwise disparage one another. Specifically, Employee agrees not to criticize, denigrate, or otherwise disparage any Released Party or any of the Company’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. In the event that any future potential employer of Employee contacts the Company for an employment recommendation, the Company is authorized to state the dates of Employee’s employment with the Company, his position(s) with the Company and his ending salary. Nothing in this Section 7(g) shall prohibit Employee from responding truthfully to any inquiry made of him by any officer, employee or director of the Company with respect to any matter pertaining either to the business of the Company or to any Released Party. In addition, nothing in this Section 7(g) shall prohibit either party from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized or required by law.
          (h) Existing Obligations Continue: Employee agrees to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, or similar matters to which he may now be subject. Nothing in this Section 7(h) is intended to prohibit Employee from engaging in personal business activities that do not materially interfere with the performance of his Duties.
          (i) Implementation and Cooperation: The parties agree to cooperate as necessary with one another, including executing any documents, to implement this Agreement & Release and in connection with any transfer of responsibilities from Employee to others.
          (j) False Claims Representations and Promises: Employee has disclosed to the Company any information he has concerning any conduct involving the Company or any affiliate that he has any reason to believe may be unlawful or that involves any false claims to the United States. Employee promises to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during his employment with the Company or any affiliate. Employee understands that nothing in this Agreement & Release prevents him from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, Employee hereby irrevocably assigns to the U.S. government any right he may have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.
          (k) Confidentiality: Employee understands that the Company is required to publicly file a copy of this Agreement & Release with the Securities & Exchange Commission and the Company may do so without the prior approval of Employee. After the Effective Date, except as required by law, Employee agrees to keep the substance of the negotiations leading to this Agreement & Release confidential and shall not disclose such matters to any third person, other than attorneys, accountants, tax preparers and other financial advisors for Employee. If Employee is served with a subpoena or other legal process that would require the disclosure of such matters, Employee shall immediately notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(k).
          (l) Consideration of Release: Employee acknowledges that, in compliance with the Age Discrimination in Employment Act, before signing this Agreement & Release and before re-executing it upon his Termination Date, he was given at least 21 days in which to consider this Agreement & Release. Employee waives any right he might have to additional time within which to consider this Agreement & Release. Employee further acknowledges that: (1) he took advantage of the time he was given to consider this Agreement & Release before signing it; (2) he carefully read this Agreement & Release; (3) he fully understands it; (4) he is entering into it voluntarily; (5) he is receiving valuable consideration in exchange for the execution of this Agreement & Release that he would not otherwise be entitled to receive; and (6) the Company, in writing, encouraged him to discuss this Agreement & Release with my attorney (at his own expense) before signing it, and that he did so to the extent he deemed appropriate. Employee also acknowledges and understands that he may revoke this Agreement & Release anytime within seven (7) days after signing it.
          Section 8 — Miscellaneous
          (a) Entire Agreement: This Agreement & Release is the entire agreement between the parties relating to Employee’s employment with the Company after the Effective Date, and the termination of employment or the subject matter of this Agreement & Release. This Agreement & Release may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both Employee and an authorized Company official. Employee acknowledges that the Company has made no representations or promises to him (such as that his former position will remain vacant), other than those in or referred to by this Agreement & Release. If any provision in this Agreement & Release is found to be unenforceable, all other provisions will remain fully enforceable.
          (b) Successors: This Agreement & Release shall be binding upon, and inure to the benefit of, the parties, and their respective heirs, administrators, representatives, executors, successors, and assigns.
          (c) Interpretation: This Agreement & Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee, the Company or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement & Release.
          Section 9 — Arbitration of Disputes
          (a) Arbitrable Disputes: The parties agree to resolve any claims they may have with each other (except, if either party so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this Section 9. Employee also agrees to resolve in accordance with this Section 9 any claim between him and any other Released Party who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement & Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.
          (b) The Arbitration: The parties are parties to a Mutual Agreement to Arbitrate Claims, dated March 11, 2002, a copy of which is attached hereto as Schedule C. Except as otherwise provided in this Section 9, the parties’ rights and obligations in connection with the arbitration, as well as the conduct of the arbitration, shall be in accordance with the requirements set forth in the following sections of Schedule C: Time Limits for Commencing Arbitration and Required Notice of All Claims; Representation; Discovery; Designation of Witnesses; Subpoenas; Arbitration Procedures; Arbitration Fees and Costs; and Judicial Review.

          (c) Fees and Expenses: In any arbitration brought to enforce any provision of this Agreement & Release, the prevailing party shall be entitled to reasonable attorney’s fees incurred in connection with such arbitration, in addition to any other relief that may be awarded.
          (d) Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this Section 9. Should either party attempt to resolve such a claim by any method other than arbitration pursuant to this Section 9, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.
Initialed:                     Company ___                    Employee ___
          Executed on this 29th day of January, 2007.

/S/ William A. Purdy WILLIAM A. PURDY, JR.
          Executed on this 29th day of January, 2007.

GENCORP INC.

By: Its:	/S/ Mark A. Whitney Senior Vice President, Law
          Re-executed after my                     , 200___Termination Date on this ___ day of                     , 200___.

WILLIAM A. PURDY, JR.